NEWS RELEASE

CrossAmerica Partners LP Declares Increase of Quarterly Distribution

•	An increase in the distribution of $0.015 per unit or 2.6% from the previous quarterly distribution per unit

•	Distribution increase results in growth of 8.1% per unit attributable to 2015 compared to distributions per unit attributable to 2014
ALLENTOWN, PA (February 1, 2016) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5925 per unit attributable to the fourth quarter of 2015 (annualized $2.37 per unit), representing a 2.6 percent increase in the Partnership's cash distribution per unit from $0.5775 per quarter ($2.31 per unit annualized) paid with respect to the third quarter of 2015 and a 9.2 percent increase compared with the fourth quarter of 2014.  The distribution attributable to the fourth quarter is payable on February 24, 2016 to all unitholders of record on February 12, 2016.
“This 1.5 cent per unit increase in our quarterly distribution is consistent with our previously provided guidance and completes our commitment to increase distributions per unit attributable to 2015 by 7%-9% over 2014”, said Jeremy Bergeron, President of CrossAmerica Partners. “This distribution increase is also indicative of the continued strength in the current, as well as the long-term, fundamentals of our underlying business. We look forward to reporting our year-end and fourth quarter results later this month.”
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,200 locations and owns or leases more than 800 sites. With a geographic footprint covering 25 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo and Marathon. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Safe Harbor Statement
Statements contained in this release that state the Company's or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on the CrossAmerica's website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts - Karen Yeakel, Investor Relations 610-625-8005 or Randy Palmer, Investor Relations, 210-692-2160